Exhibit 99.1

Acadia Realty Trust Reports Third Quarter 2009 Operating Results

NEW YORK--(BUSINESS WIRE)--October 27, 2009--Acadia Realty Trust (NYSE:AKR), today reported operating results for the quarter ended September 30, 2009. All per share amounts are on a fully diluted basis. The information presented below for 2008 has been adjusted as described in footnote 5 to the Financial Highlights tables.

Third Quarter 2009 Highlights

Earnings – 2009 third quarter FFO of $0.33 and EPS of $0.18

  Funds from operations (“FFO”) per share of $0.33 for the third quarter 2009 compared to $0.26 for third quarter 2008 and FFO of $1.03 for the nine months ended September 30, 2009 compared to $0.99 for the nine months ended September 30, 2008
  Earnings per share (“EPS”) from continuing operations for third quarter 2009 of $0.18 compared to $0.13 for third quarter 2008 and EPS of $0.63 for the nine months ended September 30, 2009 compared to $0.65 for the nine months ended September 30, 2008
  Earnings guidance increased for full-year 2009 for FFO to a range of $1.26 to $1.30 and EPS of $0.77 to $0.81

Balance Sheet Strength Maintained

  Cash on hand and availability under current facilities of approximately $139 million
  Fixed-charge coverage ratio of 3.2 to 1 for the third quarter and 3.3 to 1 for the nine months ended September 30, 2009
  Core portfolio debt yield of 14% and a debt yield of 18% net of cash on hand
  Including extension options, no significant core portfolio debt maturities before December 2011 when $50 million of convertible notes are due

Core Portfolio

  Same store net operating income decreased 2.5% for the third quarter and 2.3% for the nine months ended September 30, 2009 compared to the same periods in 2008
  September 30, 2009 occupancy at 92.5% versus 94.2% at June 30, 2009
  Entered into a $2.5 million lease termination agreement with Acme Markets at Marketplace of Absecon simultaneous with the execution of two replacement leases for 53% of this space
  Executed a 29,000 square foot lease with Best Buy to re-tenant the former Circuit City space at the Bloomfield Town Square

Third Quarter and Nine Months ended September 30, 2009 Operating Results

For the quarter ended September 30, 2009, FFO was $13.4 million, compared to $9.0 million for the quarter ended September 30, 2008. For the nine months ended September 30, 2009, FFO was $39.6 million compared to $34.8 million for the nine months ended September 30, 2008.

Earnings for the quarters and nine months ended September 30, 2009 and 2008 were as follows:

	Quarter ended September 30,			Nine Months ended September 30,
	2009	2008	Variance	2009	2008	Variance
FFO per share	$0.33	$0.26	$0.07	$1.03	$0.99	$0.04
EPS from continuing operations	$0.18	$0.13	$0.05	$0.63	$0.65	$(0.02)
EPS	$0.18	$0.13	$0.05	$0.66	$0.88	$(0.22)

The following are the primary factors which contributed to the $0.05 increase in EPS from continuing operations for the third quarter 2009 compared with the third quarter 2008:

Increases:

  $0.09 of lease termination income recorded in the third quarter 2009 related to Acme Markets
  $0.05 as a result of 2009 reductions in general and administrative expenses

Decreases:

  $0.04, net of noncontrolling interests’ share, impairment charge related to a Fund I unconsolidated investment
  $0.04 decrease in RCP Venture income from the third quarter 2008
  $0.03 as a result of dilution from additional outstanding Common Shares in 2009

In connection with its quarterly review of all of its core and Fund investments, the Company determined that Fund I’s equity in an unconsolidated investment in a shopping center located in Sterling Heights, Michigan was impaired primarily due to local economic factors. Accordingly, it recorded a $1.4 million charge, net of noncontrolling interests’ share, during the quarter ended September 30, 2009.

The variance in EPS from continuing operations of $(0.02) for the nine months ended September 30, 2009 includes the above factors for the current quarter as well as the following primary drivers for the six months ended June 30, 2009:

Increases:

  $0.21 gain on the purchase of $56.8 million in principal amount of the Company’s outstanding convertible debt in 2009
  $0.16 increase in interest income from additional 2008 mezzanine financing and preferred equity investments

Decreases:

  $0.14 decrease as a result of lease termination income recorded in 2008, net of noncontrolling interests’ share
  $0.11 decrease in RCP Venture income from 2008 which included a gain associated with the sale of 43 Mervyns assets
  Various other net decreases aggregated $0.19 as previously detailed in the Company’s earnings press release for the six months ended June 30, 2009.

Discontinued operations decreased $0.20 for the nine months ended September 30, 2009 as compared to the same period in 2008 primarily as a result of a gain recognized on the sale of a core property in 2008.

Strong Balance Sheet with Available Capital

As of September 30, 2009, Acadia’s solid balance sheet was evidenced by the following:

  Total liquidity of $139 million, including $80 million of cash and $59 million available under existing lines of credit (excluding the Opportunity Funds’ (“Fund”) cash and credit facilities)
  Including extension options, no significant core portfolio debt maturities before December 2011 when $50 million of convertible notes are due
  Mortgage debt maturities at the Fund level through 2011 totaling $159 million which are expected to be addressed though refinancings, extensions or investor capital calls
  Subscription line loan balance of $191 million at the Fund level maturing in 2011 is collateralized by unfunded investor capital commitments
  Debt yield of 14% (annualized net operating income divided by principal amount of debt) and net debt yield of 18% (debt reduced by cash on hand) on the core portfolio debt. Including the Company’s pro-rata share of Fund debt, a debt yield of 13% and a net debt yield of 16%
  Fixed-charge coverage ratio of 3.2 to 1 for the third quarter and 3.3 to 1 for the nine months ended September 30, 2009
  100% of the Company’s core portfolio debt is fixed-rate at an average interest rate of 5.4%. Including the Company’s pro-rata share of Fund debt, 85% of the Company’s debt is fixed-rate at an average 4.9%
  Approximately $350 million of Fund III unallocated investor capital commitments available, including approximately $70 million committed by the Company

In addition, during the quarter, the Company closed on a $45 million, three year mortgage loan to finance the Cortlandt Towne Center which bears interest at LIBOR plus 400 basis points, has two one-year extension options, and provides for an additional $2 million to finance tenant improvement and leasing commission costs.

Retail Portfolio Performance

Through September 2009, the core portfolio, which includes the Company’s pro-rata share of its joint venture properties, but excludes the Funds, performed consistently with the upper end of the Company’s 2009 forecast. Same store NOI decreased 2.5% for the third quarter 2009 from the third quarter 2008. Key factors were the bankruptcy of Circuit City and the termination of Acme Markets which accounted for a decline in NOI of 1.3% and 0.6%, respectively, for the quarter ended September 30, 2009. During the third quarter, the Company executed a lease with Best Buy to re-tenant the former Circuit City space at the Bloomfield Town Square in Bloomfield Hills, Michigan. For the nine months ended September 30, 2009, same store NOI decreased 2.3% from the nine months ended September 30, 2008.

Acadia’s core portfolio occupancy was 92.5% as of September 30, 2009. This represents a decrease of 170 basis points from 94.2% occupancy at June 30, 2009, and a decrease of 240 basis points from September 30, 2008 occupancy of 94.9%. Of these decreases, 110 basis points was the result of the termination of Acme Markets at the Marketplace of Absecon in New Jersey. During the third quarter of 2009, the Company elected to enter into a lease termination agreement with Acme Markets to re-tenant its 44,800 square foot anchor space in the core portfolio. Acadia received a $2.5 million lease termination payment in connection with this agreement and has signed two leases during the quarter to re-tenant over half of the former Acme Market space.

Acadia’s combined portfolio occupancy, including its pro-rata share of its joint venture properties and its Funds, was 91.7% as of September 30, 2009. This represents a decrease of 160 basis points from 93.3% occupancy at June 30, 2009 and a decrease of 290 basis points from September 30, 2008 occupancy of 94.6%.

During the third quarter of 2009, the Company realized an average rent increase of 11.2% in its core portfolio on new and renewal leases totaling 26,000 square feet. Including the effect of the straight-lining of rents, the Company realized average rent increases of 18.3% on new and renewal leases with respect to its core portfolio.

Outlook - Earnings Guidance for 2009

Primarily as a result of lease termination income, core portfolio performance and Acadia’s initiative to reduce general and administrative expenses, the Company has increased its 2009 earnings guidance. Full year 2009 EPS guidance has been increased by $0.19 at the low end and $0.14 at the high end resulting in an updated EPS guidance range of $0.77 to $0.81. Full year 2009 FFO guidance has also been increased by $0.19 at the low end and $0.14 at the high end resulting in an updated FFO guidance range of $1.26 to $1.30. The following is a reconciliation of the calculation of the Company’s current guidance for 2009 EPS and FFO per share:

Guidance Range for 2009
	Low	High
Diluted earnings per share	$0.77	$0.81
Depreciation of real estate and amortization of leasing costs:
Wholly owned and consolidated partnerships	0.44	0.44
Unconsolidated partnerships	0.04	0.04
Minority interest in Operating Partnership	0.01	0.01
Diluted FFO per share	$1.26	$1.30

Management Comments

“We are pleased with our third quarter results” stated Kenneth F. Bernstein, President and CEO of Acadia Realty Trust. “While we are beginning to see some initial signs of stability in the shopping center sector, both with respect to the capital markets and tenant fundamentals, it is too early to predict with clarity how this trend will play out. Accordingly, we remain focused on maintaining the stability of our portfolio, which is dominated by necessity and value-focused retail in dense, high barrier-to-entry locations as well as the strength of our balance sheet. Our liquidity, coupled with a significant portion of our Fund III capital still available for new investments, positions us to capitalize on potential opportunities that we are confident will begin to arise.”

Investor Conference Call

Management will conduct a conference call on Wednesday, October 28, 2009 at 12:00 PM ET to review the Company's earnings and operating results. The live conference call can be accessed by dialing 1-866-515-2910 (internationally 617-399-5124). The pass code is “Acadia”. The call will also be webcast and can be accessed in a listen-only mode at Acadia's web site at www.acadiarealty.com. If you are unable to participate during the live webcast, the call will be archived and available on Acadia's website. Alternatively, to access the replay by phone, dial 888-286-8010 (internationally 617-801-6888), and the passcode will be 27735655. The phone replay will be available through Tuesday, November 3, 2009.

Acadia Realty Trust, headquartered in White Plains, NY, is a fully integrated, self-managed and self-administered equity REIT focused primarily on the ownership, acquisition, redevelopment and management of retail and mixed-use properties including neighborhood and community shopping centers located in dense urban and suburban markets in major metropolitan areas.

Certain matters in this press release may constitute forward-looking statements within the meaning of federal securities law and as such may involve known and unknown risk, uncertainties and other factors that may cause the actual results, performances or achievements of Acadia to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding Acadia’s future financial results and its ability to capitalize on potential opportunities arising from the current economic turmoil. Factors that could cause the Company’s forward-looking statements to differ from its future results include, but are not limited to, those discussed under the headings “Risk Factors” and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company’s most recent annual report on Form 10-K filed with the SEC on February 27, 2009 (“Form 10-K”) and other periodic reports filed with the SEC, including risks related to: (i) the current global financial crisis and its effect on retail tenants, including several recent bankruptcies of major retailers; (ii) the Company’s reliance on revenues derived from major tenants; (iii) the Company’s limited control over joint venture investments; (iv) the Company’s partnership structure; (v) real estate and the geographic concentration of our properties; (vi) market interest rates; (vii) leverage; (viii) liability for environmental matters;(ix) the Company’s growth strategy; (x) the Company’s status as a REIT (xi) uninsured losses and (xii) the loss of key executives. Copies of the Form 10-K and the other periodic reports Acadia files with the SEC are available on the Company’s website at www.acadiarealty.com. Any forward-looking statements in this press release speak only as of the date hereof. Acadia expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Acadia's expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights [1]
For the Quarters and Nine Months ended September 30, 2009 and 2008
(dollars in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
Revenues	2009	2008 [5]	2009	2008 [5]
		(as adjusted)		(as adjusted)
Minimum rents	$25,877	$18,751	$70,922	$58,075
Percentage rents	64	116	392	353
Expense reimbursements	4,868	4,172	15,252	12,088
Lease termination income	2,500	(523)	2,726	23,977
Other property income	362	393	1,550	791
Management fee income	316	496	1,517	2,902
Interest income	5,069	4,684	15,240	9,380
Other	--	--	1,700	--
Total revenues	39,056	28,089	109,299	107,566
Operating expenses
Property operating	6,419	5,290	20,965	15,718
Real estate taxes	4,552	3,244	12,305	9,080
General and administrative	5,226	6,822	16,575	19,132
Depreciation and amortization	10,377	7,986	27,412	21,262
Abandonment of project costs	53	--	2,484	--
Reserve for notes receivable	--	--	1,734	--
Total operating expenses	26,627	23,342	81,475	65,192
Operating income	12,429	4,747	27,824	42,374
Equity in (losses) earnings of unconsolidated affiliates	(3,848)	6,664	(7,106)	24,368
Interest expense and other finance costs	(8,329)	(8,189)	(23,782)	(22,163)
Gain on extinguishment of debt	11	--	7,057	--
Gain on sale of land	--	--	--	763
Income from continuing operations before income taxes	263	3,222	3,993	45,342
Income taxes	273	(191)	(1,349)	(2,391)
Income from continuing operations	536	3,031	2,644	42,951

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights [1]
For the Quarters and Nine Months ended September 30, 2009 and 2008
(dollars in thousands, except per share data)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2009	2008 [5]	2009	2008 [5]
		(as adjusted)		(as adjusted)
Discontinued operations:
Operating income from discontinued operations	32	181	225	1,234
Gain on sale of property	--	--	5,637	7,182
Income from discontinued operations	32	181	5,862	8,416
Net income	568	3,212	8,506	51,367
Loss (income) attributable to noncontrolling interests in subsidiaries:
Continuing operations	6,740	1,386	21,101	(20,660)
Discontinued operations	(1)	(132)	(4,866)	(605)
Net loss (income) attributable to noncontrolling interests in subsidiaries	6,739	1,254	16,235	(21,265)

Net income attributable to Common Shareholders	$7,307	$4,466	$24,741	$30,102

Supplemental Information
Income from continuing operations attributable to Common Shareholders	$7,276	$4,417	$23,745	$22,291
Income from discontinued operations attributable to Common Shareholders	31	49	996	7,811
Net income attributable to Common Shareholders	$7,307	$4,466	$24,741	$30,102

Net income attributable to Common Shareholders per Common Share – Basic
Net income per Common Share – Continuing operations	$0.18	$0.13	$0.63	$0.66
Net income per Common Share – Discontinued operations	--	--	0.03	0.23
Net income per Common Share	$0.18	$0.13	$0.66	$0.89
Weighted average Common Shares	39,686	33,845	37,415	33,800

Net income attributable to Common Shareholders per Common Share – Diluted [2]
Net income per Common Share – Continuing operations	$0.18	$0.13	$0.63	$0.65
Net income per Common Share – Discontinued operations	--	--	0.03	0.23
Net income per Common Share	$0.18	$0.13	$0.66	$0.88
Weighted average Common Shares	39,968	34,366	37,629	34,338

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights [1]
For the Quarters and Nine Months ended September 30, 2009 and 2008
(dollars in thousands, except per share data)
RECONCILIATION OF NET INCOME TO FUNDS FROM OPERATIONS [3]

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2009	2008 [5]	2009	2008 [5]
		(as adjusted)		(as adjusted)

Net income attributable to Common Shareholders	$7,307	$4,466	$24,741	$30,102

Depreciation of real estate and amortization of leasing costs (net of noncontrolling interests' share):
Consolidated affiliates	5,441	3,996	14,239	10,533
Unconsolidated affiliates	494	439	1,231	1,322
Gain on sale (net of noncontrolling interests' share):
Consolidated affiliates	--	--	(929)	(7,182)
Unconsolidated affiliates	--	23	--	(565)
Income attributable to noncontrolling interests’ in Operating Partnership	133	104	344	546

Distributions – Preferred OP Units	5	5	14	16

Funds from operations	$13,380	$9,033	$39,640	$34,772
Funds from operations per share – Diluted
Weighted average Common Shares and OP Units [4]	40,641	35,039	38,301	34,985
Funds from operations, per share	$0.33	$0.26	$1.03	$0.99

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights [1]
For the Quarters and Nine Months ended September 30, 2009 and 2008
(dollars in thousands)
RECONCILIATION OF OPERATING INCOME TO NET PROPERTY
OPERATING INCOME (“NOI”)

	For the Quarters ended		For the Nine Months ended
	September 30,		September 30,
	2009	2008 [5]	2009	2008 [5]

Operating income	$12,429	$4,747	$27,824	$42,374

Add back:
General and administrative	5,226	6,822	16,575	19,132
Depreciation and amortization	10,377	7,986	27,412	21,262
Abandonment of project costs	53	--	2,484	--
Reserve for notes receivable	--	--	1,734	--
Less:
Management fee income	(316)	(496)	(1,517)	(2,902)
Interest income	(5,069)	(4,684)	(15,240)	(9,380)
Other income	--	--	(1,700)	--
Lease termination income	(2,500)	523	(2,726)	(23,977)
Straight line rent and other adjustments	(2,120)	(2,136)	(1,673)	(3,333)

Consolidated NOI	18,080	12,762	53,173	43,176

Noncontrolling interest in NOI	(3,291)	1,108	(9,485)	(726)
Pro-rata share of NOI	$14,789	$13,870	$43,688	$42,450

SELECTED BALANCE SHEET INFORMATION

	As of
	September 30, 2009	December 31, 2008 [5]
		(as adjusted)

Cash and cash equivalents	$117,831	$86,691
Rental property, at cost	1,014,619	857,226
Total assets	1,397,367	1,291,383
Notes payable	807,098	753,946
Total liabilities	879,675	849,155

ACADIA REALTY TRUST AND SUBSIDIARIES
Financial Highlights
For the Quarters and Nine Months ended September 30, 2009 and 2008
(dollars in thousands, except per share data)

Notes:

1 For additional information and analysis concerning the Company’s results of operations, reference is made to the Company’s Quarterly Supplemental Disclosure furnished on Form 8-K to the SEC and included on the Company’s website at www.acadiarealty.com.

2 Reflects the potential dilution that could occur if securities or other contracts to issue Common Shares were exercised or converted into Common Shares. The effect of the conversion of Common OP Units is not reflected in the above table as they are exchangeable for Common Shares on a one-for-one basis. The income allocable to such units is allocated on this same basis and reflected as minority interest in the consolidated financial statements. As such, the assumed conversion of these units would have no net impact on the determination of diluted earnings per share.

3 The Company considers funds from operations (“FFO”) as defined by the National Association of Real Estate Investment Trusts (“NAREIT”) and net operating income (“NOI”) to be appropriate supplemental disclosures of operating performance for an equity REIT due to its widespread acceptance and use within the REIT and analyst communities. FFO and NOI are presented to assist investors in analyzing the performance of the Company. They are helpful as they exclude various items included in net income that are not indicative of the operating performance, such as gains (losses) from sales of depreciated property and depreciation and amortization. In addition, NOI excludes interest expense. The Company’s method of calculating FFO and NOI may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO does not represent cash generated from operations as defined by generally accepted accounting principles (“GAAP”) and is not indicative of cash available to fund all cash needs, including distributions. It should not be considered as an alternative to net income for the purpose of evaluating the Company’s performance or to cash flows as a measure of liquidity. Consistent with the NAREIT definition, the Company defines FFO as net income (computed in accordance with GAAP), excluding gains (losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

4 In addition to the weighted average Common Shares outstanding, basic and diluted FFO also assumes full conversion of a weighted average 673 and 648 OP Units into Common Shares for the quarters ended September 30, 2009 and 2008, respectively, and 673 and 647 OP Units into Common Shares for the nine months ended September 30, 2009 and 2008, respectively. Diluted FFO also includes the assumed conversion of Preferred OP Units into 25 Common Shares for each of the quarters ended September 30, 2009 and 2008, and for each of the nine months ended September 30, 2009 and 2008. In addition, diluted FFO also includes the effect of employee share options of 257 and 521 Common Shares for the quarters ended September 30, 2009 and 2008, respectively, and 189 and 512 Common Shares for the nine months ended September 30, 2009 and 2008, respectively.

5 Effective January 1, 2009, the Company adopted the following Financial Accounting Standards Board (“FASB”) accounting pronouncements which require it to retrospectively restate previously disclosed consolidated financial statements. As such, certain prior period amounts have been reclassified in the unaudited consolidated financial statements to conform to the current period presentations.

The Company adopted Statement of Financial Accounting Standard No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”) which, among other things, provides guidance and amends the accounting and reporting for noncontrolling interests in a consolidated subsidiary and the deconsolidation of a subsidiary. Under SFAS No. 160, the Company now reports noncontrolling interests in subsidiaries as a separate component of equity in the consolidated balance sheet and reflects both net income attributable to the noncontrolling interests and net income attributable to Common Shareholders on the face of the consolidated income statement.

The Company adopted FASB Staff Position No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, (“FSP 14-1”). FSP 14-1 requires the proceeds from the issuance of convertible debt be allocated between a debt component and an equity component. The debt component is measured based on the fair value of similar debt without an equity conversion feature, and the equity component is determined as the residual of the fair value of the debt deducted from the original proceeds received. The resulting discount on the debt component is amortized over the period the convertible debt is expected to be outstanding as additional non-cash interest expense. The equity component, recorded as additional paid-in capital, amounted to $11.3 million, which represents the difference between the proceeds from the issuance of the convertible notes payable and the fair value of the liability at the time of issuance. The Company adopted FSP 14-1 effective January 1, 2009 with a retrospective restatement to prior periods. The additional non cash interest expense recognized in the consolidated income statements was $0.2 million and $0.5 million for the quarters ended September 30, 2009 and 2008, respectively, and $1.0 million and $1.5 million for the nine months ended September 30, 2009 and 2008, respectively.

CONTACT:
Acadia Realty Trust
Jon Grisham, 914-288-8100